UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): May 13, 2014

ASHFORD HOSPITALITY PRIME, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	001-35972	46-2488594
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas	75254
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 19, 2013 Ashford Hospitality Trust, Inc. (“Ashford Trust”) completed the spin-off of Ashford Hospitality Prime, Inc. (the “Company”). The Company is now an independent publicly-traded entity that is externally advised by Ashford Hospitality Advisors LLC, a subsidiary of Ashford Trust (the “Advisor”). Ashford Trust continues to hold a 14.4% ownership interest in the Company, through ownership in the Company's operating partnership Ashford Hospitality Prime Limited Partnership (“Ashford Prime OP”).
On May 13, 2014, the independent directors of the Company approved an amended and restated advisory agreement with the Advisor, effective as of January 1, 2014 (as revised, the “Prime Advisory Agreement”). Among other things, the Prime Advisory Agreement provides for the day to day management of the Company by the Advisor.
The amendments to the Prime Advisory Agreement permit the Advisor to have other advisory clients, which may include other REITs operating in the real estate industry or having the same or substantially similar investment guidelines as the Company. The term of the Prime Advisory Agreement was extended from an initial five-year term with automatic one-year terms thereafter to an initial 20-year term with automatic five-year terms thereafter.
The annual incentive fee due under the Prime Advisory Agreement was modified. As revised, the incentive fee will be calculated as (i) 5% (rather than 10%) of the amount (expressed as a percentage) by which the annual total stockholder return or “TSR” of the Company exceeds the average TSR for its peer group, multiplied by (ii) the fully diluted equity value of the Company at December 31 of the applicable year. A limitation on the incentive fee was added such that the percentage by which the TSR of the Company exceeds the TSR of its peer group will be limited to 25% for purposes of calculating the incentive fee payable to the Advisor. Up to 50% of the incentive fee is payable in common stock of the Company or in common units of Ashford Prime OP, at the discretion of the board of directors of Ashford Prime, subject to certain limitations, including if payment in such securities would cause the Advisor to be subject to the provision of the Investment Company Act.
Rather than being payable annually, the amendments to the Prime Advisory Agreement provide that the incentive fee due from the Company, if any, is payable in arrears in three equal annual installments, with the first installment being due and payable on January 15 following the year for which the incentive fee relates and the remaining two installments being due and payable on January 15 of the next two successive years. Further, each installment of the incentive fee will not be deemed earned by the Advisor or otherwise payable by the Company unless the Company, as of the December 31 immediately preceding the due date for the incentive fee installment payment, has a fixed charge coverage ratio of 0.20x or greater.
The termination fee was also amended such that the termination fee the Advisor is entitled to receive under certain circumstances, including a change of control transaction conditioned upon the termination of the Prime Advisory Agreement, is calculated based on the net earnings of the Advisor attributable to the Prime Advisory Agreement, plus a gross-up amount for assumed federal and state tax liability, based on an assumed tax rate of 40%.
The Prime Advisory Agreement is filed with this Form 8-K as Exhibit 10.1 and is incorporated by reference herein. This summary does not purport to be complete and is qualified in its entirety by reference to the actual agreement.
Item 9.01. Financial Statements and Exhibits
(b) Exhibits
10.1    Amended and Restated Advisory Agreement between Ashford Hospitality Prime, Inc., Ashford Hospitality Prime Limited Partnership and Ashford Hospitality Advisors LLC.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 14, 2014

ASHFORD HOSPITALITY PRIME, INC.

By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Operating Officer and General Counsel